Exhibit 23

To the Board of Directors of

Smartag International, Inc.

We hereby consent to the use in this Registration Statement on Form 10 of our report dated July 22, 2009 relating to the financial statements of Smartag International, Inc., which appears in such Registration Statement.  We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Weaver & Martin, LLC

Weaver & Martin, LLC.

Certified Public Accountants

Kansas City, Missouri

September 25, 2009